UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2022
To our Stockholders,
Notice is hereby given that the 2022 Annual Meeting of Stockholders of Ollie’s Bargain Outlet Holdings, Inc. (“Annual Meeting”) will be held solely in virtual format via webcast on June 16, 2022, at 10:00 a.m. Eastern Time, to:
1.	Elect seven Directors to serve on the Board of Directors until the 2023 annual meeting of stockholders;
2.	Approve a non-binding proposal regarding the named executive officer compensation; and
3.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023.
We will also consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
Our Board of Directors has fixed the close of business on April 18, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof.
To reduce the environmental impact and cost of our Annual Meeting, we have elected to provide access to proxy materials over the internet electronically under the Securities and Exchange Commission’s “notice and access” rules. However, if you prefer to receive paper copies of our annual proxy materials, please follow the instructions included in the Notice of Internet Availability.
In order to make the meeting accessible, and due to the ongoing COVID-19 pandemic, the Annual Meeting will be held in a virtual format to provide a safe experience for our shareholders and associates. There will be no physical location where stockholders can attend. You will be able to attend and participate in the Annual Meeting via a live audio webcast by visiting:
www.virtualshareholdermeeting.com/OLLI2022
Please follow the procedures described on page 2 of the proxy statement.
Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the virtual meeting.
BY ORDER OF THE BOARD OF DIRECTORS

Jay Stasz
Senior Vice President, Chief Financial Officer and Secretary

May 5, 2022

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
Proxy Statement - Table of Contents
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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 16, 2022
INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING
The Board of Directors (the “Board”) of Ollie’s Bargain Outlet Holdings, Inc. (“Ollie’s,” “we,” “us,” “our,” or the “Company”) is soliciting your proxy to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held solely in virtual format on June 16, 2022, at 10:00 a.m. local time, and any postponement or adjournment thereof.
Matters Considered at the Annual Meeting
At the meeting, stockholders will be asked to vote to: (1) elect seven nominees named herein as Directors to hold office until the 2023 annual meeting; (2) approve a non-binding proposal regarding named executive officer compensation; and (3) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023. The Board is not aware of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy, or their substitutes will vote in accordance with their best judgment on such matters.
Record Date; Stock Outstanding and Entitled to Vote
Holders of common stock as of the record date, which was the close of business on April 18, 2022, are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 62,730,976 shares of common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.
Important Notice of Internet Availability Proxy Materials
Under the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials as defined on page 2 of this Proxy Statement to most of our stockholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Internet Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Internet Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Internet Availability. The Notice of Internet Availability was first mailed on or before May 5, 2022, to all stockholders of record as of the record date for the Annual Meeting.
Participating in the Virtual Annual Meeting; Technical Assistance
Stockholders holding shares at the close of business on the record date may attend the virtual meeting and any adjournments or postponements thereof. To participate in the Annual Meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. Online login will begin at approximately 9:50 a.m., Eastern Daylight Time. Please allow time for online login procedures.

Stockholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/OLLI2022. The Company will respond to as many appropriate questions during the Annual Meeting as time allows. A technical support line will be available on the meeting website for any questions on how to participate in the virtual Annual Meeting or if you encounter difficulties accessing the meeting.
Proxy Materials
Our Proxy Materials include:
•	This Proxy Statement;
•	A Notice of our Annual Meeting (which is attached to this Proxy Statement); and
•	Our 2021 Annual Report to Stockholders.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically. You should review the entire Proxy Statement and the 2021 Annual Report to Stockholders before you vote.
Quorum; Shares Held by Brokers
The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date, is required to constitute a quorum to transact business at the Annual Meeting.
Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum.
If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting. If your broker does not receive instructions from you on how to vote your shares on a non-discretionary item, then the broker will not be able to vote your shares, which is known as a “broker non-vote.” The appointment of KPMG LLP (Proposal 3) is considered a discretionary item, and brokers may vote on behalf of beneficial owners who have not furnished voting instructions on this discretionary item. Brokers cannot vote on the other proposals contained in this Proxy Statement, which are considered “non-routine” or non-discretionary proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”
Required Votes on Proposals
Election of Directors. Proposal 1. The affirmative vote of the holders of a majority of the votes cast with respect to the director at the Annual Meeting is required to elect each nominee named herein as a director. Abstentions and broker non-votes will have no effect on this proposal.
Non-Binding Advisory Vote to Approve Named Executive Officer Compensation. Proposal 2. The affirmative vote of the majority of shares present in person or represented by proxy and voting on the subject matter at the Annual Meeting is required to approve this item. Abstentions count as a vote “against” and broker non-votes will have no effect on this proposal.
Ratification of the Selection of KPMG LLP. Proposal 3, relating to the ratification of the selection of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending January 28, 2023, will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at a meeting and voting on the subject matter. Abstentions will count as a vote against this proposal.
Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Although the advisory vote in Proposal 2 is non-binding, our Board will review the results of the vote and will take it into account in making determinations concerning our Named Executive Officer compensation.
The vote on each matter submitted to the stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.
How to Vote; Revocation of Proxies
Stockholders of record are requested to vote by proxy in one of three ways:
•	By telephone—Use the toll-free telephone number shown on the Notice of Internet Availability or any proxy card you receive;
•	By Internet—Visit the Internet website indicated on the Notice of Internet Availability or any proxy card you receive and follow the on-screen instructions; or
•
By mail—If you request a paper proxy card by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should date, sign and promptly return your proxy card by mail in the postage prepaid envelope which accompanied that proxy card.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the Notice of Internet Availability and on any proxy card you receive. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholder instructions have been recorded properly. A control number, located on the Notice of Internet Availability, or proxy card, will identify stockholders, and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return a proxy card for your vote to be counted.
If a stockholder does not submit a proxy by the Internet or by telephone or return a signed proxy card, and does not vote electronically during the Annual Meeting at www.virtualshareholdermeeting.com/OLLI2022, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.
If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by a properly completed proxy will be voted as the Board recommends. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the Annual Meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.
Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company's Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the virtual meeting will not, in and of itself, constitute revocation of a proxy.
If your shares are held in the name of a bank, broker, fiduciary, or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies for these stockholders will depend on their voting procedures.
Householding
Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact James J. Comitale, Senior Vice President and General Counsel at Ollie’s Bargain Outlet Holdings, Inc., by written or oral request, at 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 or (717) 657-2300 ext. 2177.

If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice of Internet Availability relating to these proxy materials or copy of these materials themselves. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: (800) 937-5449, or (718) 921-8124.
Proxy Solicitation
The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.
No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, or personal interviews.
Annual Report and Company Information
Our Annual Report to Stockholders, which contains consolidated financial statements for the fiscal year ended January 29, 2022 (“Fiscal 2021”), is being furnished to stockholders concurrently herewith. You also may obtain a copy of our Annual Report on Form 10-K for Fiscal 2021 that was filed with the SEC, without charge, by writing to Ollie’s Bargain Outlet Holdings, Inc., Attn: Investor Relations and General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. These materials will also be available without charge at “Investor Relations” on our website at www.ollies.us.
Corporate Governance Highlights
Our Board is committed to continued evaluation and improvement of our governance practices, including as set forth under the section of this Proxy Statement entitled “Corporate Governance Matters,” in order to serve the long-term interests of the Company and our stockholders.
•	Beginning with our 2022 Annual Meeting, our Board of Directors is fully declassified, and all our directors are up for election annually.
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In 2021, our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, adopted the so-called “Rooney Rule,” requiring that we or search firms we engage to recruit directors must include qualified candidates with a diversity of race/ethnicity and gender in the initial pool from which the Committee selects director candidates.

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In 2021, our Board of Directors amended the Company’s Corporate Governance Guidelines and Principles to reflect the Board’s commitment to consider diversity of race, ethnicity, gender, age, nationality, education, cultural background, and professional experiences in evaluating candidates.

•
In 2021, our Nominating and Governance Committee Charter was amended to require that the Committee include and require that any search firm that it engages include qualified candidates with a diversity of race/ethnicity and gender in the initial pool from which the Committee selects director candidates.

•
In 2021, our Nominating and Corporate Governance Committee Charter was amended to require that the Committee periodically review our environmental, social and governance (“ESG”) strategy, initiatives, and policies.

•	Our Board is comprised of all independent, non-employee directors other than our CEO.
•	On May 4, 2020, we elected Alissa Ahlman to our Board.
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Commencing at the 2019 annual meeting, the Board adopted majority voting for directors in uncontested elections with a resignation policy for directors who do not receive the support of a majority of our stockholders.

•	In 2019, our Board established a Nominating and Corporate Governance Committee comprised entirely of independent directors, including an independent Chair of the Committee.
•	We have amended our Certificate of Incorporation to eliminate supermajority vote provisions.
•	All employees and directors are prohibited from hedging and pledging shares of Company stock.
•	Directors are required to notify the Board when the director’s principal occupation or business association changes substantially from the position held when the director originally joined the Board.
•	None of our Directors currently serves on more than two other public company boards.
•	The Board and each of its committees conduct annual self-evaluations, during which Board refreshment is considered.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board currently consists of seven (7) directors. Our current Board members are Alissa Ahlman, Robert Fisch, Stanley Fleishman, Thomas Hendrickson, John Swygert, Stephen White, and Richard Zannino.
As of this 2022 Annual Meeting, our Board is fully declassified. Alissa Ahlman, Robert Fisch, Stanley Fleishman, Thomas Hendrickson, John Swygert, Stephen White, and Richard Zannino have been nominated for election at the 2022 Annual Meeting for a one-year term, and if elected, they are expected to stand for re-election next at our 2023 annual meeting of stockholders.
In selecting director candidates for election at the Annual Meeting, our Nominating and Corporate Governance Committee and our Board considered whether the candidate possesses the required skill sets and fulfilled the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The following biographies describe the business experience of each director and nominee.
The nominees for election as Directors at the Annual Meeting are described below. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the candidates for election. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.
In the event that, in an uncontested election, any incumbent director does not receive a majority of the votes cast in his or her favor, such director will promptly tender his resignation to the Board. Following the consideration of the recommendation of the Nominating and Corporate Governance Committee, the Board will decide whether to accept or reject the tendered resignation or whether other action should be taken. The Board will disclose its explanation within 90 days from the publication of the Board election results. The Nominating and Corporate Governance Committee and the Board may consider any factor deemed appropriate in deciding whether to accept or reject the tendered resignation.
Your Board unanimously recommends a vote “FOR” the nominees for Directors.

DIRECTORS AND DIRECTOR NOMINEES
NOMINEES FOR ELECTION AT THE ANNUAL MEETING
Director	Age	Tenure	Committee Service
Alissa Ahlman	50	2020 – present	Compensation Committee, Nominating and Corporate Governance Committee
Robert Fisch	72	2015 – present	Compensation Committee, Nominating and Corporate Governance Committee
Stanley Fleishman	70	2013 – present	Audit Committee, Nominating and Corporate Governance Committee (Chair)
Thomas Hendrickson	67	2015 – present	Audit Committee (Chair), Nominating and Corporate Governance Committee
John Swygert	53	2019 – present	None
Stephen White	67	2016 – present	Audit Committee, Nominating and Corporate Governance Committee
Richard Zannino	63	2012 – present	Compensation Committee (Chair), Nominating and Corporate Governance Committee
Alissa Ahlman, 50, has served as a director since May 4, 2020. Ms. Ahlman was most recently the Chief Merchandising Officer and Chief Design Officer for At Home Group, Inc. (“At Home”) a high growth, national big-box retailer specializing in home décor, furniture and seasonal products. Ms. Ahlman joined Garden Ridge in March 2008, prior to its rebranding to At Home in 2014. Ms. Ahlman was responsible for the merchandise transformation at At Home and was part of the executive leadership team that rebranded Garden Ridge to At Home, including its initial public offering in 2016. Ms. Ahlman held various roles in merchandising and merchandise planning until her retirement from At Home in December 2018. Before joining At Home, Ms. Ahlman served in merchandising roles at 99 Cents Only Stores LLC and Factory 2-U Stores, Inc. We believe that Ms. Ahlman’s retail, merchandising, and business experience qualify her to serve as one of our directors.
Robert Fisch, 72, has served as a director since September 2015. He currently is the President of RNF Group, a consulting company focused on the assessment and evaluation of retail and other business enterprises, as well as providing mentoring services to existing management of these companies, a position he has held since January 2017. Mr. Fisch is a featured ForbesBooks author, publishing his book “FischTales: The Making of a Millennial Baby Boomer.” In September 2020 he joined the Fashion Institute of Technology (FIT) Board. He has recently launched with FIT the Bob Fisch Graduate Student Award Program in addition to being a speaker and mentor to the students. He served as the President, Chief Executive Officer and Chairman of the Board of rue21, inc., a large specialty apparel retailer, from June 2001 until October 2016. Mr. Fisch served as a member of the Board of Directors of the Children's Place Retail Stores, Inc. from June 2004 until March 2013. From February 1987 to December 1999, he served as the President of Casual Corner Group, Inc. We believe that Mr. Fisch’s strategic business acumen and experience as a corporate director of publicly-traded retail companies qualify him to serve as one of our directors.
Stanley Fleishman, 70, has served as a director since March 2013. Mr. Fleishman has been the Executive Chairman of Jetro/Restaurant Depot Group, a nationwide wholesale cash and carry food service distributor, since 2017, prior to which he held the position of Chief Executive Officer since 1992, and prior to that was Chief Financial Officer. Mr. Fleishman led the efforts to grow the business from a local distributor to a national multi-billion dollar company. Prior to joining Jetro/Restaurant Depot Group, Mr. Fleishman was the Chief Executive Officer of Dion Stores, a South African retail chain, from 1982-1985. He holds an M.B.A. from the Wharton School of the University of Pennsylvania. Mr Fleishman holds undergraduate degrees in business and accounting. We believe that Mr. Fleishman’s broad management expertise and his knowledge of the wholesale retail industry qualify him to serve as one of our directors.
Thomas Hendrickson, 67, has served as a director since March 2015. Mr. Hendrickson was most recently the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer for Sports Authority Inc., a sporting goods retailer, from August 2003 until his retirement in February 2014. Prior to joining Sports Authority Inc., Mr. Hendrickson was the Executive Vice President, Chief Financial Officer and

Chief Administrative Officer for Gart Sports Company from January 1998 until the time of its merger with Sports Authority Inc. in August 2003. Mr. Hendrickson is currently a director and the Chairperson of the audit committee of the Board of Directors of O’Reilly Automotive, Inc. (Nasdaq: ORLY). We believe that Mr. Hendrickson’s financial, accounting, acquisition and business experience qualify him to serve as one of our directors.
John Swygert, 53, has been our President and Chief Executive Officer since December 2019. Prior to this appointment, Mr. Swygert was our Executive Vice President and Chief Operating Officer since January 2018. Mr. Swygert joined Ollie’s in March 2004 as our Chief Financial Officer and was later promoted to Executive Vice President and Chief Financial Officer in 2011. Mr. Swygert has worked in discount retail as a finance professional for over 29 years. Prior to joining Ollie’s, Mr. Swygert was Executive Vice President and Chief Financial Officer at Factory 2-U Stores, Inc. Prior to this, Mr. Swygert held several positions at Factory 2-U Stores, Inc. from 1992, ranging from Staff Accountant, Assistant Controller, Controller, Director of Financial Planning and Analysis, and Vice President of Finance and Planning. Mr. Swygert also previously worked for PETCO Animal Supplies, Inc. in Business Development and Financial Analysis. He served on the Board of Directors of Truck Hero Holdings, Inc., a privately held company, from 2018 through January 2021. Since July of 2021, Mr. Swygert serves on the Board of Directors and Audit Committee of Hillman Solutions Corp. (Nasdaq: HLMN). We believe that Mr. Swygert’s extensive industry, company and operational experience acquired from having served as our Chief Executive Officer since December 2019, and, prior to that, serving as our Chief Operating Officer, Chief Financial Officer, and in other various positions prior to joining Ollie’s, qualify him to serve as one of our directors.
Stephen White, 67, has served as a director since July 2016. Mr. White was most recently the Chief Logistics Officer at Dollar Tree, Inc. from April 2003 until his retirement in May 2016. Mr. White first joined Dollar Tree in 1994 and was responsible for building the logistics division during his tenure at the company. Prior to joining Dollar Tree, Mr. White served as Director of Transportation and Administration and held various other distribution and transportation positions at Ames Department Stores from 1986 to 1994. Prior to Ames, Mr. White held several transportation and supply chain positions with a number of companies, including LyphoMed Pharmaceuticals, Eastern Airlines, Incom International, and Shell Oil Company. Mr. White also consults in the field of global logistics on a part-time basis. Mr. White holds a Bachelor of Science in Business Administration with dual majors in Transportation and Distribution Management, and Finance and Insurance from Northeastern University. We believe that Mr. White’s extensive experience in logistics and financial matters qualify him to serve as one of our directors.
Richard Zannino, 63, is our Lead Independent Director and has served as a director since September 2012. Mr. Zannino is a Managing Director of CCMP and a member of the firm’s Investment Committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. He originally joined Liz Claiborne in 1998 as Chief Financial Officer. Mr. Zannino serves on the Boards of Directors of The Estée Lauder Companies Inc. (NYSE: EL), IAC/InterActiveCorp. (Nasdaq: IAC), and since July of 2021 Hillman Solutions Corp. (Nasdaq: HLMN). We believe that Mr. Zannino’s past leadership experience, strong finance and management background in the retail industry and his wide-ranging experience investing in and serving as a director for a diverse group of private and public companies qualify him to serve as one of our directors.
To be elected, each of our nominees must receive the affirmative vote of the holders of a majority of the votes cast with respect to such nominee at the Annual Meeting.

EXECUTIVE OFFICERS
Set forth below are biographical summaries of our executive officers as of May 5, 2022. See “Proposal 1—Election of Directors” above for information about Mr. Swygert, who serves as our President and Chief Executive Officer.
Name	Age	Position(s)
John Swygert	53	President and Chief Executive Officer
Jay Stasz	55	Senior Vice President, Chief Financial Officer & Secretary
Eric van der Valk	51	Executive Vice President, Chief Operating Officer
Kevin McLain	56	Senior Vice President, General Merchandise Manager
Larry Kraus	51	Vice President, Chief Information Officer
James Comitale	57	Senior Vice President, General Counsel
Jay Stasz has been our Senior Vice President and Chief Financial Officer since January 2018. Mr. Stasz joined Ollie’s in November 2015 as Senior Vice President of Finance and Chief Accounting Officer. Prior to joining Ollie’s, Mr. Stasz served as Senior Vice President, Finance & Accounting for Sports Authority, a sporting goods retailer, a position he held since October 2013. Prior to this, Mr. Stasz held numerous leadership roles at Sports Authority, including: Senior Vice President and Chief Information Officer, Senior Vice President and Controller, and Vice President Controller since 1998. Prior to joining Sports Authority, Mr. Stasz worked as a Senior Accountant in the audit department with Deloitte.
Eric van der Valk has been our Executive Vice President and Chief Operating Officer since May 2021. Mr. van der Valk most recently served as President and Chief Operating Officer of Christmas Tree Shops (CTS), a discount retailer specializing in seasonal, home decor, consumables, and closeout merchandise. After joining CTS in 2005, shortly after it was purchased by Bed Bath and Beyond, he assumed roles of increasing responsibility, leading to his appointment to Chief Operating Officer in 2018 and President and Chief Operating Officer in 2019. Prior to CTS, he held various financial and merchandising roles at May Department Stores Filene’s and Robinsons-May divisions including VP Planning/Replenishment/MIS and Divisional Controller from 1998 to 2005. Prior to this, Mr. van der Valk served as head of store operations for KB Toys.
Kevin McLain has been our Senior Vice President, General Merchandise Manager since May 2014. From May 2011 to May 2014, Mr. McLain was a Senior Vice President with Variety Wholesalers, where he was Senior Vice President, General Merchandise Manager of Hardlines. From January 1997 to May 2011, Mr. McLain held the position of Vice President, Merchandise Manager with Anna’s Linens, a textile and home goods retailer based in Costa Mesa, California. Prior to his position with Anna’s Linens, Mr. McLain served in various managerial roles for the Target Corporation.
Larry Kraus has been our Vice President, Chief Information Officer since February 2017. Prior to joining Ollie’s, Mr. Kraus served as Vice President of Technology for The Bon-Ton Stores, a regional department store chain, a position he held since March 2008. Prior to this, Mr. Kraus held the position of Divisional Vice President, Technical Services and Operations at the Bon-Ton Stores. Prior to joining The Bon-Ton Stores, Mr. Kraus held various positions at Rite Aid Corporation and Walmart.
James Comitale joined Ollie’s in October of 2021 as Senior Vice President and General Counsel. Prior to joining Ollie’s, Mr. Comitale most recently served as Executive Vice President, General Counsel and Corporate Secretary at Rite Aid Corporation, a national pharmacy chain and pharmacy benefits and services company with annual revenues in excess of $30B, a position he held since October of 2015. Prior to his tenure at Rite Aid, Mr. Comitale was an attorney in private practice responsible for matters in Pennsylvania and New Jersey. Mr. Comitale moved in house in 1997 to spend more than 23 years at Rite Aid, rising from an entry-level legal position to the eventual role of EVP, General Counsel & Corporate Secretary.
Each of our executive officers serve at the discretion of our Board without specified terms of office.

CORPORATE GOVERNANCE MATTERS
Director Independence
Pursuant to our Corporate Governance Guidelines and Principles, the Board is required to affirmatively determine whether our directors are independent under the Nasdaq Stock Market (“Nasdaq”) corporate governance listing standards.
During its review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. As a result of this review and based on the recommendation of the Nominating and Corporate Governance Committee, the Board affirmatively determined that Directors Ahlman, Fisch, Fleishman, Hendrickson, White, and Zannino are independent directors under the applicable Nasdaq rules.
Committees of the Board
Our Board has three standing committees: its Audit Committee, its Compensation Committee and its Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its standing committees. Current copies of our committee charters are posted on our website at www.ollies.us.
Audit Committee
The current members of the Audit Committee are Messrs. Fleishman, Hendrickson (Chair), and White. The Board has determined that Mr. Hendrickson is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee. Messrs. Fleishman, Hendrickson, and White meet the definition of “independent director” for purposes of serving on our Audit Committee under applicable SEC and Nasdaq rules.
The Audit Committee, among other items: (i) monitors and oversees our accounting and financial reporting processes, and the integrity of the corporate accounting and financial reporting processes and financial information, including financial statements; (ii) reviews our compliance with legal and regulatory requirements; (iii) oversees our processes relating to risk management, including cyber risk; (iv) oversees our conduct and systems of internal control over financial reporting and disclosure controls and procedures; (v) oversees the annual audit of the Company’s financial statements; (vi) evaluates the independent registered public accounting firm’s qualifications, engagement, compensation and independence; and (vii) monitors the performance of the Company’s independent registered public accounting firm as well as any other public accounting firm engaged to perform other audit, review, or attest services.
The Audit Committee met four (4) times during fiscal 2021. The Audit Committee meets with our independent registered public accounting firm without management present on a regular basis.
Compensation Committee
The current members of the Compensation Committee are Ms. Ahlman, Messrs. Fisch and Zannino (Chair). All members of the Compensation Committee meet all applicable independence standards under Nasdaq corporate governance standards.
The Compensation Committee, among other items: (i) reviews and approves appropriate compensation of our Chief Executive Officer and our other executive officers; (ii) oversees management succession planning; (iii) reviews and approves employment arrangements with our executive officers; (iv) administers equity and non-equity compensation plans and programs; (v) evaluates and recommends to the Board appropriate forms and amounts of director compensation; and (vi) prepares the annual report of the Compensation Committee. When required by applicable SEC rules, it will also recommend to the Board the frequency of the say-on-pay vote.
The Compensation Committee also reviews and recommends to the Board the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. The Compensation Committee has sole decision-making authority with respect to all compensation recommendations for our executive officers, subject to further action of the Board as the Board shall determine.

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. During fiscal 2021, our Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), a consulting firm, to advise on director compensation.
The Compensation Committee met four (4) times in fiscal 2021. Decisions regarding executive compensation were approved by our Board after taking into account the recommendations of the Compensation Committee and its members.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Ms. Ahlman, Messrs. Fisch, Fleishman (Chair), Hendrickson, White and Zannino. All members of the Nominating and Corporate Governance Committee meet the applicable independence standards under Nasdaq corporate governance standards.
The Nominating and Corporate Governance Committee, among other items: (i) manages the process of identifying and screening potential director candidates to the Board, including candidates recommended by stockholders and filling vacancies consistent with the criteria approved by the Board; (ii) recommends director candidates to the Board; (iii) reviews the effectiveness of and recommends modifications as appropriate to the Company’s process and criteria (including experience, qualifications, attributes, diversity or skills in light of the Company’s business and structure) used to evaluate Board membership and director independence; (iv) reviews disclosures concerning director and nominee’s experience, qualifications, attributes or skills that led to the decision that each director or nominee should serve as a director; (v) evaluates and makes a recommendation to the Board whether directors qualify as independent; (vi) reviews periodically the committee structure and leadership and recommends any changes to the Board; (vii) reviews the design of new director orientation and continuing education for all directors in conjunction with Company management; and (viii) develops the methodology for annual self-evaluations of the Board, its committees and executive management.
In recommending director candidates, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. As discussed below, in 2021, our Board of Directors upon the recommendation of our Nominating and Corporate Governance Committee, adopted a so-called “Rooney Rule,” requiring that we or search firms we engage to recruit directors must include qualified candidates with a diversity of race/ethnicity and gender in the initial pool from which the Committee selects director candidates, and adopted a diversity policy for director candidates.
In 2021, our Board of Directors amended the Company’s Corporate Governance Guidelines and Principles to reflect the Board’s commitment to consider diversity of race, ethnicity, gender, age, nationality, education, cultural background, and professional experiences in evaluating Board candidates. In 2021, our Nominating and Governance Committee Charter was amended to require that it as well as the Committee include and require that any search firm that it engages include, qualified candidates with a diversity of race/ethnicity and gender in the initial pool from which the Committee selects director candidates. Also in 2021, our Nominating and Corporate Governance Committee Charter was amended to require that the Committee periodically review our environmental, social and governance (“ESG”) strategy, initiatives, and policies.
Stockholders may submit recommendations for consideration to the Nominating and Corporate Governance Committee, which will be evaluated using substantially the same criteria as applied to recommendations of directors and members of management, by providing the person’s name and appropriate background and biographical information by writing to the Nominating and Corporate Governance Committee at Ollie’s Bargain Outlet Holdings, Inc., Attn: The Board of Directors, the Nominating and Corporate Governance Committee, 6295 Allentown Blvd., Suite 1, Harrisburg, Pennsylvania 17112. No potential director nominees were recommended by stockholders in 2021.
To assist it in performing its duties, the Nominating and Corporate Governance Committee has the authority to engage outside consulting firms.
The Nominating and Corporate Governance Committee met four (4) times in fiscal 2021.

Director Nominations
Our Director nominees up for election at this Annual Meeting are recommended to our Board for election by our Nominating and Corporate Governance Committee and nominated for election by the Board.
As noted above, our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). In general, in identifying and evaluating nominees for director, our Board considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities.
Board Diversity
In 2021, our Board amended our Corporate Governance Guidelines and Principles to make explicit that diversity at the Board level is an essential element in supporting the attainment of the Company’s strategic objectives. Our Board believes that diversity of race, ethnicity, gender, age, nationality, education, cultural background, and professional experiences are meaningful for Board function. Our Nominating and Corporate Governance Committee is focused on identifying highly qualified diverse candidates and will consider, among other factors, the extent to which a candidate would result in increased diversity of the Board. The Nominating and Corporate Governance Committee and the Board intends to continue to search for candidates who would enable the Board to become more diverse in terms of gender and ethnicity, and any director candidate so identified who also possesses the required skill sets and fulfills the Board’s established qualification requirements will be presented to the Nominating and Corporate Governance Committee for consideration. In 2021, our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, adopted a so-called “Rooney Rule,” requiring that we or search firms we engage to recruit directors must include qualified candidates with a diversity of race/ethnicity and gender in the initial pool from which the Committee selects director candidates.
Board Diversity Matrix (as of May 5, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did not Disclose Gender
Directors	1	6	—	—
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	—	—	—
Did not Disclose Demographic Background	—	—	—	—
Board Refreshment
Our Board believes periodic board refreshment promotes effective board structure and composition. The Board is elected annually and, as of this Annual Meeting, is no longer classified. The Board does not have a mandatory retirement age or term limits for directors. The Company reviews each director’s continued role on the Board and the Board’s composition annually, to ensure the Board continues to generate new ideas and operate effectively. The Nominating and Corporate Governance Committee considers each director’s age and length of tenure when considering Board composition and seeks to maintain a balance of experience and continuity.

As discussed below, our Nominating and Corporate Governance Committee manages the process of identifying and screening potential director candidates to the Board, including candidates recommended by stockholders and filling vacancies consistent with the criteria approved by the Board. The annual Board and director self-assessment processes are important determinants in a director’s renomination and tenure. In 2020, we elected Alissa Ahlman to our Board, who brings diversity and demonstrated success in fields critical to our business.
Board Role in Risk Oversight
Our Board and management continually monitor the material risks facing our Company, including, but not limited to financial risk, strategic risk, operational risk, and legal and compliance risk, as well as risks the Company is facing related to the ongoing COVID-19 pandemic. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which risk falls within the committee’s area of focus or expertise.
Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk.
Compensation Risk
The Compensation Committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking and conducts, annually, a formal review, in conjunction with Pearl Meyer, of all of its incentive programs for executives and employees. After conducting this review, the Committee has concluded that our compensation programs are not reasonably likely to incentivize employee behavior that would result in any material adverse effect on the Company. Our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures.
ESG Risk
Our Nominating and Governance Committee has responsibility under the Committee’s charter to review Environmental, Social and Governance (“ESG”) risk and develop strategy as we continue to evolve our responses in this area.
Enterprise Risk Level Management
Our Audit Committee assists the Board in fulfilling the Board's oversight responsibility relating to the evaluation of financial, regulatory, cyber, and other enterprise level risks confronting the Company. Our Vice President, Chief Information Officer reports and updates our Audit Committee quarterly on all activities and initiatives that our IT security and compliance team undertakes to monitor and secure our enterprise communications, systems, and assets from external and internal threats. Our Audit Committee and our Vice President, Chief Information Officer, and management as necessary, regularly update our Board on IT and IS matters.
The Company also has a management level enterprise risk management committee that meets quarterly and reports to the Audit Committee. Our Vice President, Chief Information Officer is a member of this committee and regularly reports on both the proactive and other activities that our IT security and compliance team undertakes to monitor, and secure our communications, systems, and assets, and also details and reports on the various training and compliance programs that it develops and maintains for individual users and groups within our workforce, together with the delivery and results of these training sessions.
The Company undergoes an annual IT risk assessment performed in accordance with top industry security standards, is audited and certified annually for Payment Card Industry compliance, undergoes annual internal and external penetration testing, and undergoes annual web application and mobile application penetration testing. This testing and certification is performed by a recognized cybersecurity testing and auditing firm. The Company also subscribes to an industry leading IT cybersecurity rating service that provides us with an ongoing IT security rating which, among other items, allows us to analyze and enhance our IT security rating and compare it to certain peers in our industry.
As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board.

Board Leadership Structure
Our Board understands there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive business environment in which we operate; the appropriate leadership may vary as circumstances warrant. In December of 2019, the Board appointed Richard Zannino as our Lead Independent Director. The Board reviews this appointment periodically. The Board continues to consider the appointment of a Chair to the Board, and the appropriate leadership structure for the Board going forward.
Our Lead Independent Director is appointed by the independent members of our Board, with the following responsibilities:
•	Presiding at all meetings of the Board, including executive sessions of the independent directors;
•	Serving as liaison between the CEO and the independent directors;
•	Together with management, approving information sent to the Board;
•	Together with management, approving meeting agendas for the Board;
•	Together with management, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Calling meetings of the independent directors; and
•	If requested by major stockholders, ensuring that he is available for consultation and direct communication.
Attendance at Meetings
It is our policy that each director must be prepared to devote the time required to prepare for and attend Board meetings and fulfill their responsibilities effectively. Our Directors may not serve on more than four other public company boards, but none of our Directors currently serves on more than three other public company boards.
In fiscal 2021, the Board held four (4) meetings and took action by unanimous written consent from time to time as necessary. All incumbent directors attended 100% of (i) the total number of meetings of the Board (held during the period for which she or he has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods that he or she served).
We do not, as a general matter, require our Board members to attend our annual meetings of stockholders. John Swygert and Stephen White attended the 2021 annual meeting of stockholders.
Executive Sessions
Executive sessions of our independent directors are held regularly.
Stockholder and Other Interested Party Communications with the Board
Stockholders and other parties interested in communicating directly with the Board as a group may do so by writing to the Board, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. The General Counsel will review all correspondence and regularly forward to the Board all such correspondence that, in the opinion of the General Counsel, deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires Board attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through the submission of a written statement to the General Counsel or the Audit Committee.
Stockholders and other parties interested in communicating directly with Mr. Hendrickson, as Chairman of the Audit Committee, may do so by writing to Mr. Thomas Hendrickson, Chairman, Audit Committee, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.
Corporate Governance Guidelines and Principles
We have adopted Corporate Governance Guidelines and Principles. These guidelines outline the role of our Board, the composition and operating principles of our Board and its committees and our Board’s working process. Our Corporate Governance Guidelines and Principles are posted on our website at www.ollies.us.

Environmental, Social and Governance and Corporate Responsibility
Our stores and distribution centers have continued to operate as an essential business during the COVID-19 pandemic. Our top priorities in responding to the pandemic have been and continue to be the safety and well-being of our associates and customers. While doing so, we have focused on ESG opportunities as we look to continue sustainable and responsible growth.
We seek to build a diverse and inclusive workplace where we can leverage our collective talents, striving to ensure that all associates are treated with dignity and respect. We are committed to provide equal employment opportunities and advancement consideration to all individuals and provide a working environment that is free of intimidation or harassment.
Associate Training and Development Programs
We offer a compelling work environment with meaningful experiences and growth, and career-development opportunities. This starts with the opportunity to do challenging work and learn on the job and is supplemented by programs and continuous learning that help our team build skills to advance. We encourage a promote-from-within environment when internal resources permit. We also provide internal leadership development programs designed to prepare our high-potential team members for greater responsibility. Our current team of district managers and store managers have an average tenure of approximately six and four years, respectively. We believe internal promotions, coupled with the hiring of individuals with previous retail experience, will provide the management structure necessary to support our long-term strategic growth initiatives.
Our Ollie’s Leadership Institute (“OLI”) is a program that equips field associates with the ability to advance their career. Each OLI participant receives an individual development plan, designed to prepare them for their next level position. Reflecting our belief in our “home grown” talent, OLI is our preferred source for new supervisors and team leaders. In 2021, over 45% of our current district team leaders were internally promoted to their position. Company-wide, over 65% our field positions were filled by internal promotions. We believe our training and development programs help create a positive work environment and result in stores that operate at a high level.
Compensation and Benefits
We are committed to providing market-competitive compensation for all positions. Eligible team members participate in one of our various bonus incentive programs, which provide the opportunity to receive additional compensation based upon store and/or Company performance. In addition, we provide our eligible team members the opportunity to participate in a 401(k) retirement savings plan with a Company sponsored match. We also share in the cost of health insurance provided to eligible team members, and team members receive a discount on merchandise purchased from the Company. We additionally provide our team members with paid time off.
Workplace Health and Safety
We strive to maintain a safe and secure working environment and have established safety training programs. This includes administering an occupational injury- and illness-prevention program, together with an employee assistance program for team members.
COVID-19 Response
The COVID-19 pandemic has significantly impacted the U.S. and global economies, resulting in, among other things, changes in the mindset and availability of the labor force. We are experiencing labor pressures at both our stores and distribution centers, higher import and trucking costs, and supply chain disruptions due to the impacts of COVID-19 and related measures. We are increasing our hiring efforts in certain impacted markets and working closely with our suppliers and transportation partners to mitigate the impact of the supply chain challenges. We continue to monitor the impact of the pandemic on our business, including on our associates, customers, business partners and supply chain.
Our top priorities in responding to the pandemic have been and continue to be the safety and well-being of our associates and customers. We are committed to maintaining a safe work and shopping environment. In response to COVID-19, we have taken several actions. These actions included, but were not limited to: implementing procedures for social distancing, cleaning, sanitation, and use of personal protective equipment in our stores, distribution centers, and store support center to adhere to the appropriate CDC and local guidelines; supporting our team members with COVID-19 paid medical leave and 100% coverage of COVID-19 testing and treatment under our medical plan; and supporting our communities by raising money to provide much needed funding to local food banks through a partnership with Feeding America.
Equity Compensation Plan Information
The following table sets forth, as of January 29, 2022, certain information related to our equity compensation plans under which our common stock may be issued.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders	1,234,798(1)	$ 55.30(2)	2,644,914(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,234,798	$ 55.30	2,644,914
(1)
Includes 28,332 outstanding options granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) and 1,080,983 outstanding options and 125,483 non-vested Restricted Stock Units (“RSUs”) granted pursuant to our 2015 Equity Incentive Plan (the “2015 Plan” and together with the 2012 Plan, the “Equity Plans”). See Note 8 to our audited financial statements for fiscal 2021 included in our Annual Report on Form 10-K for additional information regarding our Equity Plan

(2)	Represents the weighted average price of outstanding stock options and does not take into account RSUs granted under the 2015 Plan.
(3)	All shares of common stock reserved for future issuance are reserved for issuance under the 2015 Plan.

COMPENSATION OF NON-EMPLOYEE DIRECTORS AND
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our Board, based upon the recommendation of the Compensation Committee, has set non-employee director compensation at the median level for the peer group identified by its compensation consultant, Pearl Meyer.
Pearl Meyer benchmarked our non-employee director compensation during fiscal 2021 based upon our peer group established in 2020 and compared against the National Association of Corporate Directors Survey. As of the date of this Proxy Statement, we have updated our peer group, and benchmarked our non-employee director compensation against this updated peer group during the 2021 fiscal year. As further described below, based on the recommendation of Pearl Meyer, our Compensation Committee determined, and the Board approved, that both the level and form of non-employee director compensation should be increased to slightly above the median of our peer group.
In May of 2021, the annual cash retainers for non-employee directors was increased from $75,000 to $80,000 effective in August 2021. Non-employee directors also receive annual awards of restricted stock units, which vest one year from the grant date. In May of 2021, the value of the annual equity award was increased from $100,000 to $125,000 effective with the March 2022 grants.
We also maintain non-employee director stock ownership guidelines. These non-employee director stock ownership guidelines require the non-employee directors to maintain four (4) times their annual cash retainer. The “pre-guidelines holding requirement” of these guidelines was amended this past fiscal year to require non-employee directors to hold 50% of shares realized from vesting or exercise of shares or stock options on a post-tax, net-shares basis.
The Audit Committee Chair receives an additional cash retainer of $20,000, and the Compensation Committee Chair receives an additional cash retainer of $15,000. Committee member retainers are $10,000 per year for Audit Committee members and $7,500 per year for Compensation Committee members. Cash compensation is paid in quarterly installments to those directors eligible to receive it. We also reimburse each of our directors for direct travel expenses incurred in connection with attendance at meetings of the Board and its committees.
Director Compensation for Fiscal Year 2021
The following table sets forth the information concerning all compensation paid by the Company during fiscal 2021 to our non-employee directors.
Director Compensation
Name	Fees earned or paid in cash	Stock awards(1)	Total
Alissa Ahlman	$83,750	100,000	$ 183,750
Robert Fisch	83,750	100,000	183,750
Stanley Fleishman	86,250	100,000	186,250
Thomas Hendrickson	96,250	100,000	196,250
Stephen White	86,250	100,000	186,250
Richard Zannino	91,250	100,000	191,250
(1)
Represents the aggregate grant date fair value for stock awards granted in fiscal 2021, determined in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation – Stock Compensation excluding the effect of estimated forfeitures. As of January 29, 2022, Ms. Ahlman held 1,162 RSUs, Messrs. Fisch and Fleishman both held 6,250 options and 1,162 RSUs, Mr. Hendrickson held 15,750 options and 1,162 RSUs, and Messrs. White and Zannino held 1,162 RSUs, each granted in connection with each director’s Board service.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our median employee and the annual total compensation of our CEO, John Swygert.
The 2021 annual total compensation of the median compensated employee, other than our CEO, John Swygert, was $19,315. Mr. Swygert’s 2021 total annual compensation for fiscal 2021, as reported under the “Total” column in the 2021 Summary Compensation Table, was $4,253,126. The ratio of these amounts is 220 to 1.

To identify the median compensated employee, we analyzed employees as of January 29, 2022. We used total cash compensation, including base salary (and overtime and allowances as applicable) for fiscal 2021, with salaries annualized for those permanent employees who did not work for the full fiscal year as our consistently applied compensation measure. Reasonable estimates of cash compensation were made for those employees who were hired during fiscal 2021 using current base salary and any overtime or allowances paid during fiscal 2021. We did not make any other adjustments permissible by the SEC nor did we make any other material assumptions or estimates to identify our median employee.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported herein, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 2—NON-BINDING ADVISORY VOTE TO
APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Ollie’s seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers (the “Named Executive Officers” or “NEOs”) as described in the Compensation Discussion and Analysis section beginning below. This vote is commonly known as “Say-on-Pay,” and the Compensation Committee of the Board has adopted a policy of providing for an annual Say-on-Pay vote.
We encourage you to read the Compensation Discussion and Analysis and Compensation Table sections to learn more about our executive compensation programs and policies. The Board believes that its 2021 compensation decisions and our executive compensation programs align the interests of the stockholders and executives while emphasizing variable, at-risk compensation largely tied to company performance goals and balancing both long- and near-term objectives.
This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the Named Executive Officers. Because this “Say-on-Pay” vote is advisory in nature, it will not be binding on Ollie’s or the Board. However, our Board will carefully consider the outcome of this vote and the discussions with investors when making future executive compensation arrangements. We will disclose how many stockholders voted “For” or “Against” the following resolution and how many stockholders abstained from voting.
The Board recommends that stockholders vote in favor of the following resolution:
“Resolved, that Ollie’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Ollie’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the United States Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”
Your Board unanimously recommends a vote “FOR” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
As the ongoing global COVID-19 pandemic continues to evolve and the economic circumstances continue to develop, the Compensation Committee will monitor the situation and review and consider the Company’s executive compensation program and practices as it determines to be in the best interests of the Company’s stockholders, and where appropriate, other stakeholders.
The Compensation Committee is committed to providing a compensation program for our executives that is aligned with the strategic direction of our business and rewards executives for creating value for our stockholders. This compensation discussion and analysis (“CD&A”) provides an overview of our executive compensation program and how the compensation provided to our named executive officers (“NEOs”), who are the Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, was determined in fiscal 2021.
Our NEOs for fiscal 2021 are as follows:
Name	Position
John Swygert	President and Chief Executive Officer
Jay Stasz	Senior Vice President, Chief Financial Officer & Secretary
Eric van der Valk	Executive Vice President, Chief Operating Officer
Kevin McLain	Senior Vice President, General Merchandise Manager
Larry Kraus	Vice President, Chief Information Officer
Executive Summary
In fiscal 2021, we compensated our NEOs through a combination of base salary and annual cash incentive bonuses as well as grants of stock options and RSUs pursuant to our Equity Plans. Our executive officers are also eligible to receive certain benefits, which include a 401(k) plan with matching contributions, life insurance, automobile allowances, group term life insurance and group health insurance, including medical, dental and vision insurance.
Fiscal Year 2021 Summary
•	Total net sales were $1.753 billion, a decrease of 3.1% compared to the prior year;
•	Comparable store sales decreased 11.1% from the prior year increase of 15.6%;
•	Comparable store sales increased 3.6% compared with fiscal 2019;
•	We opened 46 new stores, growing our store base 11.1% and ended the year with 431 stores in 29 states;
•	Net income totaled $157.5 million, a decrease of 35.1% as compared with net income of $242.7 million, in the prior year;
•	Earnings per diluted share was $2.43, a decrease of 34% as compared with earnings per diluted share of $3.68 in the prior year; and
•	Adjusted EBITDA totaled $237.3 million a decrease of 22.6% compared to the prior year.
Fiscal Year 2021 Compensation Summary
Our compensation program for the NEOs is driven by the need to recruit, develop, motivate and retain top talent both in the short- and long-term and align the interests of NEOs and stockholders.
Base Salaries: As discussed below under “Elements of our Compensation Program and Benefits Programs”—“Base Salary,” four (4) of our NEOs received base salary increases in fiscal 2021; Mr. Swygert, Mr. Stasz, Mr. McLain, and Mr. Kraus.
Annual Incentive Program
For participants in the annual incentive bonus plan (the “Incentive Bonus Plan”), the annual incentive bonus is based on the salary of the individual, and a sliding scale that is consistent with their position with the Company or set out in their respective Employment Agreements. Our Incentive Bonus Plan is based on the level of Company performance against a target that is approved by the Board on an annual basis, based on a target Adjusted EBITDA (the “Target Adjusted EBITDA”). In the event that the Company does not exceed a threshold of 85% of the Target Adjusted EBITDA, no bonus is paid. The maximum bonus is payable upon achievement of at least 115% of Target Adjusted EBITDA. Between 85% and 115% of Target Adjusted EBITDA, payouts are calculated based on the linear interpolation between these amounts. For fiscal 2021, our Adjusted EBITDA of $237.3 million was approximately 88% of the Target Adjusted EBITDA of $269.3 million, resulting in payouts for our NEOs at approximately 20% of their Target Bonus. For a discussion of how we calculate Target Adjusted EBITDA and our NEOs payouts for the 2021 Incentive Bonus Plan, see “Elements of Our Executive Compensation and Benefits Programs–Annual Incentive Compensation,” below.
Long-Term Incentive Program
For 2021, we granted long-term equity awards in the form of time-vested stock options and RSUs. The stock options and RSUs vest ratably over four years. See “Elements of our Executive Officer Compensation and Benefits Program—Long Term Equity Incentive Compensation,” below.
Compensation Practices
Since we became a public company in July 2015, we have sought to adhere to key governance practices that reflect our compensation philosophy and support long-term company success while helping to mitigate compensation risks.
What we do		What we don’t do
☑	Majority of compensation is incentive-based and at risk tied to company performance	X	No guaranteed incentive payments
☑	Engage independent compensation consultants	X	No 280G excise tax gross-ups
☑	Engage in peer group benchmarking	X	No pension or retirement plans
☑	Due diligence in setting compensation targets and goals	X	No option repricing
☑	Periodically assess the compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to the company	X	Perquisites are not a substantial portion of our NEO pay packages
☑	Provide reasonable severance protection in our employment agreements with double trigger protections upon a change in control	X	No hedging or pledging of company stock permitted by directors or any company employees
☑	Double trigger change-in-control payments	X	No single trigger change in control arrangement
☑	Clawbacks of equity compensation in the event of a restatement
☑	Stock ownership guidelines
Role of the Compensation Committee, Management and Consultant
Compensation Committee
Our Board has delegated administration of our executive compensation program to the Compensation Committee, which among other things reviews the performance of our NEOs and makes determinations and decisions on their compensation programs, including the components, mix and targeted amounts. In evaluating and making determinations about the Company’s compensation programs and policies, the Compensation Committee considers, among other things, performance, the Company’s risk profile, recommendations of the compensation consultant, compensation levels among our peers, and the results of the most recent “say-on-pay” vote of our stockholders. As described in more detail in this Proxy Statement under “Corporate Governance - Compensation Committee,” the Compensation Committee operates under a written charter, which sets out its roles and responsibilities regarding executive compensation. Since the date of our IPO, all members of the Compensation Committee have met all applicable independence standards under Nasdaq corporate governance standards.

Management
The CEO provides input as to the other NEOs’ performance and recommends compensation adjustments for executives other than himself. Ultimately, all decisions with respect to NEO compensation are made by the Compensation Committee.
Compensation Consultant
To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our Compensation Committee has engaged Pearl Meyer as its independent compensation consultant to advise on director and executive officer. In fiscal 2021, Pearl Meyer provided assistance to the Compensation Committee with respect to executive compensation matters.
The Compensation Committee has sole discretion to engage, retain, obtain the advice of, terminate and determine funding for the compensation consultant, and is directly responsible for the appointment, compensation, and oversight of the compensation consultant’s work.
The Compensation Committee has examined the independence of Pearl Meyer under factors contained in the SEC rules and Nasdaq listing standards and determined that Pearl Meyer is independent and concluded that its work for us does not raise any conflict of interest.
Compensation Philosophy
Our executive compensation programs are designed to accomplish the following principles:
•	align with and support the strategic direction of our business;
•	to link pay with overall company performance and reward executives for behaviors which drive shareholder value creation; and
•	to be financially efficient and affordable.
We have reviewed the competitiveness of compensation provided to our NEOs, and do not target a specific market level for the competitiveness of any individual element of compensation or for the program as a whole. However, we consider target compensation at levels that are competitive with other retail comparators.
Pay Mix
Our pay mix is driven by our compensation philosophy as well as each NEO’s role and strategic value to the organization. A significant amount of each NEO’s compensation is at risk, with particular focus on long-term equity incentives (options and RSUs) that align the interests of our executives with those of our stockholders.
Peer Group
In fiscal 2020, Pearl Meyer completed a study to evaluate the Company’s peer group against the Company’s revenue and market cap and adopted a peer group of 16 companies based on the revenue and market cap of the Company. We believe this peer group continues to appropriately reflect our unique market cap to revenue size ratio, high growth profile and business characteristics.
Aaron’s	Five Below, Inc.
At Home Group, Inc.	Floor & Décor Holdings, Inc.
Big Lots, Inc.	Grocery Outlet, Inc.
Boot Barn Holdings, Inc.	Lumber Liquidators Holdings, Inc.
Burlington Stores, Inc.	The Michaels Companies, Inc.
Conn’s, Inc.	RH (formerly, Restoration Hardware)
Decker’s Outdoor Corp.	Sleep Number Corporation
Dollarama Inc.	Urban Outfitters

Elements of Our Executive Compensation and Benefits Programs
Base Salary
The Compensation Committee considers the salaries that need to be paid in order to attract and retain high-quality executives. We annually review our executives’ base salaries and make adjustments only when necessary, based on individual and Company performance.
We provide a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance. In addition, salary is based on experience, industry knowledge, duties, and scope of responsibility as well as the competitive market for talent.
In April 2021, Mr. Swygert received an increase to his base salary of 20.00%. Mr. Stasz received an increase to his base salary of 4.55%. Mr. McLain received an increase to his base salary of 8.41% and Mr. Kraus received an increase to his base salary of 12.00%.
Annual Incentive Compensation
In March 2021, the Compensation Committee approved the performance targets and potential bonus payouts for our NEOs for the 2021 fiscal year under our Incentive Bonus Plan. The Compensation Committee determined that, consistent with prior years, a main business objective to incentivize our management was to focus on increasing our Adjusted EBITDA, which was used as the basis for the Incentive Bonus Plan for our NEOs.
To calculate payouts under the Incentive Bonus Plan, the Company’s Adjusted EBITDA is assessed relative to performance targets (see targets for the 2021 fiscal year provided below). Bonus payouts range from 0% of the NEO’s base salary if threshold performance (85% of the Adjusted EBITDA) is not met to 200% of the NEO’s base salary if maximum performance (115% of the Adjusted EBITDA) is achieved. When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum. The level of performance required to achieve maximum payout under the Incentive Bonus Plan was determined by the Compensation Committee to be reflective of truly outstanding performance.
We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for the non-cash items of stock-based compensation expense and gains on insurance settlements. EBITDA and Adjusted EBITDA are non-GAAP measures and may not be comparable to similar measures reported by other companies. For a discussion of these non-GAAP measures, including a reconciliation to the nearest GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – EBITDA and Adjusted EBITDA” on pages 47 of our Annual Report on Form 10-K, filed with the SEC on March 25, 2022.
The Adjusted EBITDA targets and potential payouts under the Incentive Bonus Plan for fiscal 2021 for each NEO, as well as performance achieved, were as follows based on actual achievement of $237.3 million Adjusted EBITDA or approximately 88% of the Target Adjusted EBITDA of $269.3 million, resulting in payouts to our NEOs of approximately 20% of their Target Payout:
Executive	Threshold Payout (% of Base)	Target Payout (% of Base)	Maximum Payout (% of Base)	Resulting Payout
John Swygert	0%	100%	200%	$173,270
Jay Stasz	0%	50%	100%	$34,257
Eric van der Valk	0%	50%	100%	$28,532(1)
Kevin McLain	0%	50%	100%	$28,661
Larry Kraus	0%	40%	80%	$19,739
(1)
Reflects Mr. van der Valk’s fiscal 2021 Incentive Bonus Plan payment, which is pro-rated to his start date with the Company on May 3, 2021. Mr. van der Valk also received a $25,000 sign on bonus and $50,000 discretionary bonus, which are reflected in the Bonus column of the “Summary Compensation” Table.

Long-Term Equity Incentive Compensation
Equity awards under the Company’s 2015 Plan, are a vital piece of our total compensation package. Equity awards are intended to compensate NEOs for sustained long-term performance, align the interests of our NEOs and stockholders and encourage retention through multi-year vesting schedules. Long-term equity incentive awards may take a variety of forms. In fiscal 2021, we granted RSUs and stock options. Levels, mix and frequency of awards are determined by the Compensation Committee, and are designed to reflect each recipient’s level of responsibility and performance. Until fiscal 2020, employees with less than 10 years of service were awarded RSUs that cliff vest after four years. Beginning in fiscal 2020, the Board determined to issue RSUs solely with ratable vesting over four years, regardless of an employee’s tenure.
Fiscal Year 2021 Grants
Our long-term equity incentive program for fiscal 2021 was designed to generally deliver 50% of long-term equity value in RSUs and 50% in stock options for our NEOs. We believe awarding a significant percentage of pay in the form of long-term equity fosters strong alignment between executive and shareholder interests.
Grant values were determined in accordance with our philosophy of providing competitive total compensation level, with a heavier emphasis on variable long-term pay.
Option and RSU Awards granted to our NEOs are reflected below in the “Fiscal 2021 Grants of Plan Based Awards” Table.
Restricted Stock Units
RSUs directly align NEOs’ and stockholders’ interests over a longer-term period and are a very important retention component of our compensation program. RSUs now vest ratably over four years, regardless of an employee’s tenure. See also “Fiscal Year 2021 Compensation Highlights, Long Term Incentive,” above.
Stock Options
Stock options have traditionally been granted as a component of our long-term incentive program and continue to be a valuable vehicle designed to align NEOs’ and stockholders’ interests over a longer-term period. Stock options are granted at no less than fair market value and only have value to the extent of that our stock price increases. Stock options vest ratably over a four-year period.
Retirement, Health and Welfare Benefits and Other Perquisites
The majority of our compensation is in the form of base salary, Incentive Bonus Plan and long-term incentives with minimal perquisites provided. Our NEOs are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, and our 401(k) Retirement Savings Plan. We provide vacation and paid holidays to our NEOs. Generally, our NEOs participate in these plans and programs on the same or similar basis as are offered to our other senior employees.
Recoupment Policy
Pursuant to our 2015 Plan, any cash or equity-based awards based on financial statements that are subsequently required to be restated may be recouped to the extent that the restated incentive payments would be decreased. This policy is intended to comply with any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Act as applicable.
Hedging and Pledging Policy
Our Policy on Insider Trading explicitly prohibits all employees and directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities on hedging or pledging of any of our company stock.

Stock Holding Requirements
Beginning in March 2017, our Board adopted ownership guidelines, which were amended in May 2021:
Executive Level	Multiple of Salary Requirement
CEO	5x Salary
Section 16 Officers	2x Salary
Other Corporate Officers	1x Salary
Board of Directors	4x Annual Cash Retainer
For purposes of meeting this policy, ownership includes:
•	Actual stock owned;
•	Vested in-the-money stock options net of an assumed 40% tax rate;
•	Vested Restricted Stock;
•	Outside purchases or holdings of Company stock; and
•	Shares beneficially owned by the family members of the Covered Executive.
Executives covered by the policy are encouraged to hold 50% of the shares unrealized from vesting or exercise of shares or stock options on a post-tax, net share basis until guidelines are met. In addition to the Multiple of Salary Requirement guideline, other guidelines regarding the length of time an executive has to attain the Multiple of Salary Requirement guideline along with the respective holding requirements are established within the policy.
The Compensation Committee assesses progress toward meeting ownership expectations on an annual basis, measured on the last day of the fiscal year. Management communicates with the Compensation Committee the executive’s progress toward increasing his or her ownership position. As of January 29, 2022, each executive had either met the requirements, or was deemed by the Committee to be on a satisfactory path to meet the requirements of the policy.
Impact of Accounting and Tax Matters
As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation considering FASB ASC Topic 718, Compensation – Stock Compensation (ASC Topic 718).
Compensation Committee Report
This report is submitted to Ollie’s stockholders by the Compensation Committee. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and Nasdaq listing standards.
The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.
Submitted by the Compensation Committee,
Richard Zannino, Chair
Alissa Ahlman
Robert Fisch
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE
The following table sets forth certain information for fiscal years 2021, 2020 and 2019 concerning the total compensation awarded to, earned by or paid to our NEOs.
Name and principal position	Year	Salary	Bonus	Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(4)	Total
John Swygert President and CEO	2021	$865,385	$—	$1,599,986	$1,600,011	$173,270	$14,474	$4,253,126
	2020	$750,000	$—	$—(3)	$—(3)	$1,501,392	$14,391	$2,265,783
	2019	$546,154	$—	$1,624,994	$1,624,997	$158,401	$14,462	$3,969,008

Jay Stasz Senior Vice President, Chief Financial Officer	2021	$341,538	$—	$258,778	$258,766	$34,257	$15,215	$908,554
	2020	$327,308	$—	$247,488	$247,499	$328,273	$15,109	$1,165,677
	2019	$316,154	$—	$239,990	$240,001	$58,139	$15,078	$869,362

Eric van der Valk Executive Vice President, Chief Operating Officer	2021	$284,615	$75,000(5)	$299,996	$299,999	$28,532	$10,398	$998,540

Kevin McLain Senior Vice President, General Merchandise Manager	2021	$284,808	$—	$217,484	$217,502	$28,661	$16,078	$764,533
	2020	$265,481	$—	$200,646	$200,646	$213,829	$15,588	$896,189
	2019	$257,596	$—	$195,011	$195,002	$47,415	$14,056	$709,080

Larry Kraus Vice President, Chief Information Officer	2021	$245,769	$—	$157,521	$157,510	$19,739	$4,017	$584,556
	2020	$222,308	$—	$140,651	$140,649	$133,964	$3,168	$640,740
(1)
Represents the aggregate grant date fair value of the RSUs and option awards, computed in accordance with ASC Topic 718 excluding the effect of estimated forfeitures. These values have been determined based on the assumptions set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2022. The actual value, if any, which may be realized will depend on the excess of the stock price over the exercise price on the date any such options are exercised.

(2)	Represents amounts paid pursuant to the achievement of Adjusted EBITDA at approximately 88% of the fiscal 2021Target Adjusted EBITDA. See “Annual Incentive Compensation,” above.
(3)
On December 10, 2019, Mr. Swygert was appointed by the Board to the position of President and Chief Executive Officer. In conjunction with this promotion, Mr. Swygert was granted a long-term incentive equity award valued at $2,000,000 consisting of both stock options and RSUs. Therefore, in fiscal 2020, Mr. Swygert did not receive any additional stock compensation.

(4)	All other compensation consists of automobile allowances, 401(k) matching and contributions, and medical, vision and dental insurance as set forth in the table below.
(5)	Represents a $25,000 sign-on bonus and an additional $50,000 discretionary performance bonus for Mr. van der Valk.
	Automobile allowance	Group term life insurance	401(k) matching and contributions	Total
John Swygert	$12,000	$966	$1,508	$14,474
Jay Stasz	$12,000	$1,031	$2,184	$15,215
Eric van der Valk	$8,769	$706	$923	$10,398
Kevin McLain	$10,000	$1,806	$4,272	$16,078
Larry Kraus	$—	$966	$3,051	$4,017

Fiscal Year 2021 Grants of Plan Based Awards
During fiscal 2021 our NEOs were awarded the following under the 2015 Plan:
Grants of Plan-Based Awards
		Estimated possible payouts under non-equity incentive plans(1)			All other stock awards: Number of shares of stock or units(2)	All other option awards: Number of securities underlying options(3)	Exercise or base price of option awards	Grant date fair value of stock and option awards(4)
Name	Grant date	Threshold	Target	Maximum
John Swygert	3/22/2021	$0	$865,385	$1,730,770	18,598	47,073	$86.03	$3,199,997
Jay Stasz	3/22/2021	$0	$170,769	$341,538	3,008	7,613	$86.03	$517,544
Eric van Der Valk	5/3/2021	$0	$142,308	$284,615	3,399	8,643	$88.26	$599,994
Kevin McLain	3/22/2021	$0	$142,404	$284,808	2,528	6,399	$86.03	$434,986
Larry Kraus	3/22/2021	$0	$ 98,308	$196,615	1,831	4,634	$86.03	$315,031
(1)
The amounts reflect the threshold, target and maximum amounts payable under the 2021 Incentive Bonus Plan. See “Annual Incentive Compensation” above. The actual amount paid under the 2021 Incentive Bonus Plan is reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)
Represents RSUs granted to our NEOs in 2021. These RSUs will vest ratably at a rate of twenty-five percent (25%) per year on each annual anniversary date of the grant until fully vested. Any unvested RSUs are forfeited upon any termination of employment or death.

(3)
Represents stock options granted to our NEOs in 2021. These options will vest ratably at a rate of twenty-five percent (25%) per year on each annual anniversary date of the grant until fully vested. Any unvested options are forfeited upon any termination of employment or death.

(4)	Amounts represent the fair value of the awards calculated on the grant date in accordance with ASC Topic 718 excluding the effect of estimated forfeitures.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information about outstanding equity awards held by our NEOs as of January 29, 2022.
	Outstanding Equity Awards at Fiscal Year-end Option Awards					Stock Awards
Name	Option grant date(1)	Number of securities underlying unexercised options (Exercisable)	Number of Securities underlying unexercised options (Unexercisable)	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market value of shares or units of stock that have not vested(4)
John Swygert	3/7/2016	54,736	—	$20.26	3/7/2026	—	$—
	3/22/2017	35,866	—	$32.20	3/22/2027	—	$—
	1/5/2018	3,032	—	$53.50	1/5/2028	—	$—
	3/28/2018	19,989	6,663	$58.90	3/28/2028	2,123(3)	$95,386
	3/20/2019	12,535	12,535	$79.89	3/20/2029	3,912(3)	$175,766
	12/10/2019	27,457	27,458	$60.30	12/10/2029	8,292(3)	$372,560
	3/22/2021	—	47,073	$86.03	3/22/2031	18,598(3)	$835,608
Jay Stasz	11/18/2015	12,500	—	$17.26	11/18/2025	—	$—
	3/7/2016	10,676	—	$20.26	3/7/2026	—	$—
	3/22/2017	12,311	—	$32.20	3/22/2027	—	$—
	1/5/2018	1,516	—	$53.50	1/5/2028	—	$—
	3/28/2018	7,496	2,499	$58.90	3/28/2028	3,183(2)	$143,012
	3/20/2019	4,813	4,814	$79.89	3/20/2029	3,004(2)	$134,970
	3/24/2020	4,745	14,235	$41.49	3/24/2030	4,474(3)	$201,017
	3/22/2021	—	7,613	$86.03	3/22/2031	3,008(3)	$135,149
Eric van der Valk	5/3/2021	—	8,643	$88.26	5/3/2031	3,399(3)	$152,717

	Outstanding Equity Awards at Fiscal Year-end Option Awards					Stock Awards
Name	Option grant date(1)	Number of securities underlying unexercised options (Exercisable)	Number of Securities underlying unexercised options (Unexercisable)	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market value of shares or units of stock that have not vested(4)
Kevin McLain	3/22/2017	2,841	—	$32.20	3/22/2027	—	$—
	3/28/2018	2,061	2,062	$58.90	3/28/2028	2,626(2)	$117,986
	3/20/2019	3,911	3,911	$79.89	3/20/2029	2,441(2)	$109,674
	3/24/2020	3,847	11,540	$41.49	3/24/2030	3,627(3)	$162,961
	3/22/2021	—	6,399	$86.03	3/22/2031	2,528(3)	$113,583
Larry Kraus	2/6/2017	428	—	$31.15	2/6/2027	—	$—
	3/28/2018	1,376	1,376	$58.90	3/28/2028	1,753(2)	$78,762
	3/20/2019	2,695	2,696	$79.89	3/20/2029	1,682(2)	$75,572
	3/24/2020	2,697	8,089	$41.49	3/24/2030	2,542(3)	$114,212
	3/22/2021	—	4,634	$86.03	3/22/2031	1,831(3)	$82,267
(1)
Options awarded under the 2015 Plan which vest ratably over four years from the grant date. Unvested options will fully vest and become exercisable upon a termination of employment without cause or a resignation.

(2)	RSUs awarded under the 2015 Plan vest in their entirety four years from the date of grant and subject to continued service through the vesting date
(3)	RSUs awarded under the 2015 Plan vest and become exercisable in 25% installments on each anniversary date of the grant and subject to continued service through each applicable vesting date.
(4)	Calculated based on $44.93, the closing price of the Company’s common stock on January 28, 2022, the last trading day of our 2021 fiscal year.
Options Exercised and Stock Vested
The following table sets forth all option exercises and restricted stock units vested for each of our NEOs during fiscal 2021.
Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized upon exercise	Number of shares acquired on vesting	Value realized on vesting
John Swygert	30,688	$2,374,297	11,399	$834,601
Jay Stasz	—	$—	5,995	$492,656
Eric van der Valk	—	$—	—	$—
Kevin McLain	28,750	$2,358,149	4,936	$419,736
Larry Kraus	—	$—	1,410	$120,866
Employment Agreements
We have entered into employment agreements with four (4) of our NEOs.
The Compensation Committee believes that severance and change in control arrangements, when properly tailored, are appropriate and necessary to retain the NEOs and to recruit other potential executive candidates. Further, in the case of any potential change in control, the Compensation Committee has concluded that such commitments are necessary to enable our NEOs to evaluate objectively the benefits to stockholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Compensation Committee also believes that reasonable severance and change in control benefits should be:
•	established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure;
•	conditioned upon execution of a release of claims against the Company and its affiliates; and
•	conditioned on the executive’s commitment not to compete with the Company for a reasonable period following any cessation of his or her employment.
No NEO of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.
The material provisions of each such agreement are described below. For the purposes of the employment agreements, “Company EBITDA” refers to Adjusted EBITDA without any adjustments for pre-opening expenses.
John Swygert
In September 2012, we entered into an employment agreement with Mr. Swygert, who served as our Chief Financial Officer at the time, which we amended in July 2015 and further amended in January 2018 in connection with his promotion to Chief Operating Officer. In December 2019, in connection with his promotion to President and Chief Executive Officer, we further amended Mr. Swygert’s employment agreement (such amended agreement, the “Swygert Agreement”).
Under the Swygert Agreement, Mr. Swygert is entitled to receive an annual base salary of at least $750,000 per annum. Mr. Swygert is eligible to receive an annual cash performance bonus based on the Company’s ability to achieve certain Company EBITDA targets. If the Company EBITDA is equal to or greater than the maximum for any given year, the bonus shall be 200% of his base salary; if the Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 100% of his base salary; if the Company EBITDA is equal to or less than the minimum threshold for any given year, Mr. Swygert is not entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Swygert’s consent pursuant to the Swygert Agreement.
If we terminate Mr. Swygert’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. Swygert’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (as defined herein), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, and (iii) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Swygert commences new employment; conditioned upon his signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Swygert’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Swygert’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his then-current term of employment. “Good reason” and “cause” are defined as set forth under Mr. Swygert’ employment agreement, as may be amended from time to time.
Mr. Swygert’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Swygert’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Swygert is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.
Jay Stasz
In November 2015, we entered into an employment agreement with Jay Stasz, to serve as our Senior Vice President of Finance and Chief Accounting Officer, which was amended in January 2018 (together the “Stasz Agreement”) in connection with Mr. Stasz’s promotion to Chief Financial Officer. Under the terms of the Stasz Agreement, Mr. Stasz is entitled to receive an annual base salary of at least $300,000.

Mr. Stasz is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. Currently, if our Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 100% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Stasz will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Stasz’s consent pursuant to the agreement.
Either we or Mr. Stasz may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Stasz’s employment immediately by written notice for “cause,” death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Stasz may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in the Stasz Agreement, as may be amended from time to time.
If we terminate Mr. Stasz’s employment for cause or due to his disability or death or if Mr. Stasz resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. Stasz’s employment without cause or if Mr. Stasz resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Stasz has commenced new employment; conditioned upon Mr. Stasz’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Stasz’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
Mr. Stasz’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Stasz’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Stasz is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.
Eric van der Valk
In May 2021, we entered into an employment agreement with Eric van der Valk, our Executive Vice President and Chief Operating Officer (the “van der Valk Agreement”). Under the terms of the van der Valk Agreement, Mr. van der Valk is entitled to receive an annual base salary of at least $400,000. Mr. van der Valk is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets per fiscal year. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 100% of his base salary; if our Company EBITDA is equal to the target EBITDA for a given year, the bonus is 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. van der Valk will not be entitled to a bonus for that year.
Either we or Mr. van der Valk may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. van der Valk’s employment without “cause” by providing at least 30 days’ prior written notice. Mr. Van der Valk must provide us with at least 30 days prior written notice in case of termination without “good reason” (as defined in the agreement).
If we terminate Mr. van der Valk’s employment agreement without “cause” or if Mr. van der Valk terminates the agreement for “good reason”, we must continue to pay Mr. van der Valk’s base salary for a period of 12 months after the termination date and continue to provide life insurance benefits to the extent permitted under such plans until the earlier of the end of the Severance Period (as defined therein) and the date Mr. van der Valk commences new employment; conditioned upon Mr. van der Valk’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. van der Valk’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
If we terminate Mr. Van der Valk’s employment for “cause”, or he terminates for “good reason” or by reason of death or disability, we must pay his base salary earned but not paid through the termination date. “Good reason” and “cause” are defined as set forth under Mr. van der Valk’s employment agreement, as may be amended from time to time.

Mr. van der Valk’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. van der Valk’s employment and extend for one year thereafter (six months thereafter with respect to proprietary rights).
Kevin McLain
In 2014, we entered into an employment agreement with Kevin McLain, our Senior Vice President – General Merchandise Manager, which was subsequently amended in 2015 and in April 11, 2021, Under the terms of the McLain Agreement Mr. McLain is entitled to receive an annual base salary of at least $290,000, Mr. McLain is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. Pursuant to the 2021 Amendment, if our Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 100% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. McLain will not be entitled to a bonus for that year. Prior to the 2021 Amendment, Mr. McLain’s cash bonus maximum was 80% of his base salary. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. McLain’s consent pursuant to the agreement.
Either we or Mr. McLain may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. McLain’s employment immediately by written notice for “cause,” death or “disability” and with 30 days’ prior written notice without “cause.” Mr. McLain may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. McLain’s employment agreement, as may be amended from time to time.
If we terminate Mr. McLain’s employment for cause or due to his disability or death or if Mr. McLain resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. McLain’s employment without cause or if Mr. McLain resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. McLain has commenced new employment; conditioned upon Mr. McLain’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. McLain’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
Mr. McLain’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. McLain’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. McLain is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Potential Payments Upon Termination of Employment or Change in Control
The following table summarizes amounts that would be payable to each of our NEOs upon resignation by the NEO with “Good Reason” or by us without “Cause,” or upon a termination following a “Change in Control” on January 29, 2022, the last day of our fiscal year end. We do not have single-trigger payments upon a Change in Control. In the event of a termination by us for “Cause” or by reason of death or disability, or without “Good Reason” no amounts are paid other than base salary earned but not paid through the termination date:
	“Good Reason” or Termination without “Cause”			Termination Following a Change in Control(3)
	Severance Payments(1)	Annual Incentive(2)	Total	Equity Compensation	Total
John Swygert	$1,800,000	$900,000	$2,700,000	$12,592,486	$15,292,486
Jay Stasz	345,000	—	345,000	4,353,133	$4,698,133
Eric van der Valk	400,000	—	400,000	541,047	$941,047
Kevin McLain	290,000	—	290,000	2,147,384	$2,437,384
Larry Kraus	—	—	—	1,428,729	$1,428,729
(1)
Messrs. Swygert, Stasz, and McLain are eligible to receive separation payments in the event they resign from the Company for “Good Reason” and upon termination without “Cause” and agree to certain other criteria. These conditions are more fully described in this Proxy Statement in the Section entitled “Employment Agreements.”

(2)
In the event Mr. Swygert resigns for “Good Reason” or is terminated without “Cause,” then the Company will pay Mr. Swygert a pro-rated portion of the bonus for the fiscal year in which such termination occurred, together with health, life and disability payments during the severance period.

(3)
We do not maintain separate change in control agreements with any NEOs, but our 2015 Plan provides that equity awards granted to our NEOs will be accelerated to the extent that the NEO experiences a termination without Cause or with Good Reason (as defined in their employment agreements, if at all) within 12 months of the change in control. Amounts for all NEOs represents stock options and RSUs outstanding as of January 30, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table includes information as of April 18, 2022, about the beneficial ownership of our common stock by:
•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our Board, each nominee for election as a director, and each of our named executive officers; and
•	all members of our Board and our executive officers as a group.
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 62,730,976 outstanding shares of common stock as of the record date. In addition, shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 18, 2022 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options for the purpose of computing the percentage ownership of such entity or person, but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
Unless otherwise indicated, the address for each holder listed below is c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.
	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of shares	Percentage of Class
5% Stockholder Not Listed Below:
FMR LLC	9,595,012(1)	15.30%
Wasatch Advisors, Inc.	7,484,380(2)	11.93%
Kayne Anderson Rudnick Investment Management LLC	6,453,636(3)	10.29%
The Vanguard Group, Inc.	5,339,388(4)	8.51%
BlackRock Fund Advisors	4,922,776(5)	7.85%
Successor Trusts to Mark L. Butler Dynasty Trust	3,900,102(6)	6.22%
T. Rowe Price Associates, Inc. (Investment Management)	3,637,859(7)	5.80%
Wellington Management Co. LLP	3,202,348(8)	5.10%
Executive Officers and Directors:
John Swygert	212,207(9)	*
Jay Stasz	88,932(10)	*
Eric van der Valk	3,011(11)	*
Kevin McLain	25,642(12)	*
Larry Kraus	16,803(13)	*
Alissa Ahlman	2,279(14)	*
Robert Fisch	23,360(15)	*
Stanley Fleishman	55,860(16)	*
Thomas Hendrickson	21,310(17)	*
Stephen White	10,746(18)	*
Richard Zannino	4,465(19)	*
All Board members and executive officers as a group (12 persons)	464,615	0.74%
Outstanding Shares		62,730,976
*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
In its Schedule 13G/A filed on February 8, 2022, FMR LLC, 245 Summer Street, Boston, MA 02210, stated that it beneficially owned the number of shares reported in the table as of December 31, 2021, had sole voting power over 2,561,341 of the shares, sole dispositive power over 9,595,012 shares and had no shared voting power or shared dispositive power over any of the shares.

(2)
In its Schedule 13G/A filed on February 10, 2022, Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2021, had sole voting power over 7,484,380 shares, no shared voting power over any of the shares, sole dispositive power over 7,484,380 shares and no shared dispositive power over any of the shares.

(3)
In its Schedule 13G/A filed on February 11, 2022, Kayne Anderson Rudnick Investment Management LLC, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067, stated that it beneficially owned the number of shares reported in the table as of December 31, 2021, had sole voting power over 1,227,525 of the shares, shared voting power over 5,052,050 shares and sole dispositive power over 1,401,586 of the shares and shared dispositive power over 5,052,050 shares. This reporting person indicated that its wholly-owned subsidiary, Virtus Investment Advisers owned 5,052,050 of the reported shares. This reporting person indicated that its wholly-owned subsidiaries, Virtus Investment Advisers, wholly-owned subsidiary Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund owned 4,713,672 of the reported shares.

(4)
In its Schedule 13G/A filed on February 9, 2022, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2021, had no sole voting power over any of the shares, shared voting power over 28,966 shares, sole dispositive power over 5,256,539 of the shares and shared dispositive power over 82,849 shares.

(5)
In its Schedule 13G/A filed on February 3, 2022, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of shares reported in the table as of December 31, 2021, had sole voting power over 4,786,681 of the shares and sole dispositive power over 4,922,776 shares and had no shared voting power or shared dispositive power over any of the shares.

(6)
In Schedule 13G filed on April 30, 2020, 2,494,122 shares are held directly by with the Estate of Mark L. Butler (the “Estate”) and 6,002,695 shares held by the Mark L. Butler 2012 DE Dynasty Trust (“Butler Trust”). As of May 12, 2020, all of the 1,865,945 vested options held by the Estate were exercised. As of April 27, 2021, we have been advised that that the Estate no longer holds any shares, and that the successor trusts to the Butler Trust held a total of 4,517,118 shares. As of March 9, 2022, the successor trusts to the Butler Trust held a total of 3,900,102 shares.

(7)
In its Schedule 13G/A filed on February 14, 2022, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, stated that it beneficially owned the number of shares reported in the table as of December 31, 2021, had sole voting power over 965,108 of the shares and sole dispositive power over 3,637,859 of the shares and had no shared voting power or shared dispositive power over any of the shares.

(8)
In its Schedule 13G filed on February 14, 2022, Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2021, no sole voting power over any of the shares, shared voting power over 2,794,048, no sole dispositive power over any of the shares and shared dispositive power over 3,202,348 shares. This reporting person indicated that its wholly-owned subsidiary, Wellington Group Holdings LLP owned 3,202,348 of the reported shares. This reporting person indicated that its wholly-owned subsidiary, Wellington Investment Advisors Holdings LLP owned 3,202,348 of the reported shares.

(9)	Includes 33,894 shares held directly by Mr. Swygert and 178,313 shares underlying vested options or options vesting within 60 days.
(10)	Includes 23,321 shares held directly by Mr. Stasz and 65,611 shares underlying vested options or options vesting within 60 days.
(11)	Represents 3,011 shares underlying vested options or options vesting within 60 days for Mr. van der Valk.
(12)	Includes 3,518 shares held directly by Mr. McLain and 22,124 shares underlying vested options or options vesting within 60 days.
(13)	Includes 3,028 shares held directly by Mr. Kraus and 13,775 shares underlying vested options or options vesting within 60 days.
(14)	Represents 2,279 shares held directly by Ms. Ahlman.
(15)	Includes 17,110 shares held directly by Mr. Fisch and 6,250 shares underlying vested options or options vesting within 60 days.
(16)	Includes 49,610 shares held directly by Mr. Fleishman and 6,250 shares underlying vested options or options vesting within 60 days.
(17)	Includes 3,610 shares held directly and 1,950 shares held indirectly by Mr. Hendrickson and 15,750 shares underlying vested options or options vesting within 60 days.
(18)	Represents 10,746 shares held directly by Mr. White.
(19)	Represents 4,465 shares held directly by Mr. Zannino.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Board has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies related person transactions that exceed $120,000 individually or in the aggregate between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all such related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions.
As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the related person transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a related person transaction under review or is otherwise not disinterested will not be permitted to participate in the discussions or approval or ratification of the related person transaction. Our policy also includes certain exemptions for related person transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain related person transactions.
As of January 29, 2022, we lease four of our stores and our corporate headquarters from entities in which the estate of our deceased co-founder, and former Chairman, President and Chief Executive Officer, Mr. Butler, the beneficial owner of more than five percent of our common stock at that time, has a direct or indirect material interest. We lease two of our stores from Brooke Investments Co., LLC, a Pennsylvania limited liability company for which Brooke Investments Co., LLC receives aggregate annual lease payments of $417,000. We lease one of our stores from BSA Enterprises, a Pennsylvania partnership, which is majority owned by Brooke Investments Co., LLC and which receives aggregate annual lease payments of approximately $219,000. We lease one of our stores and our corporate headquarters from MBBF L.P., a Pennsylvania limited partnership. MBBF L.P. receives aggregate annual lease payments from us of approximately $1,023,000. Leases for the four stores expire between January 2027 and February 2033. The lease for our corporate headquarters expires in February 2033.
During 2021, the Company purchased pallets totaling $0.2 million from a company affiliated with a family member of one of its Board of Directors. The family member was Chairman of the company, and the purchasing decision was made by a regional branch location. This family member has since retired from the company. Additionally, during 2021 the company has sold damaged pallets to the aforementioned company totaling $0.1 million.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our fiscal year ending January 28, 2023. The Audit Committee approved the selection of KPMG as our independent registered public accounting firm for our fiscal year 2022. In doing so, the Audit Committee considers among other things, such factors as:
•	The quality and efficiency of KPMG’s historical and recent performance on the Company’s audit;
•	KPMG’s capability and expertise;
•	The quality and candor of communications and discussions with KPMG;
•	The ability of KPMG to remain independent;
•	The appropriateness of fees charged; and
•
KPMG’s tenure as the Company’s independent registered public accounting firm and their familiarity with our operations, businesses, accounting practices, and internal controls over financial reporting.

KPMG is currently our independent registered public accounting firm.
Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.
We have been advised that a representative of KPMG, our independent registered public accounting firm for the year ended January 29, 2022, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.
The selection of KPMG as our independent registered accounting firm will be ratified by the affirmative vote of the holders of a majority of shares of common stock represented at the Annual Meeting and entitled to vote and voting on the proposal.
The Board recommends a vote “FOR” ratification of the selection of KPMG as our independent registered public accounting firm.

Principal Accounting Fees and Services
KPMG serves as our independent registered public accounting firm. The following table presents aggregate fees for professional services rendered by KPMG for the fiscal years ended January 29, 2022, and January 30, 2021.
	For the Fiscal Year Ended January 29, 2022	For the Fiscal Year Ended January 30, 2021
Audit Fees(1)	$1,103,500	$1,060,500
Audit-Related Fees(2)	—	—
Tax Fees(2)	—	—

All Other Fees(3)	$1,780	$1,780
(1)
Audit fees for the fiscal year ended January 29, 2022, and January 30, 2021 include fees for professional services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q and the audit of internal control over financial reporting.

(2)	There were no amounts billed for audit-related or tax fees for the fiscal years ended January 29, 2022, or January 30, 2021.
(3)	Other fees for the fiscal years ended January 29, 2022, and January 30, 2021, is for our use of KPMG’s online accounting research software.
The audit and non-audit services provided by KPMG were pre-approved by the Audit Committee. All audit and non-audit services provided to the Company and its subsidiaries by KPMG, the Company’s independent registered public accounting firm, during fiscal 2021, were pre-approved by the Audit Committee. The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of KPMG. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chair to authorize such pre-approval and report on the same at the following regularly scheduled meeting. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG, that the provision of such services has not adversely affected KPMG's independence.
According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent registered public accounting firm on behalf of the Company in advance of providing any service. It is not the responsibility of the Audit Committee to prepare the financial statements of the Company, or to plan or execute the audits of these statements, or to determine whether the statements themselves are accurate and set out in accordance with generally accepted accounting principles. Ollie’s management is responsible for the preparation of these statements and establishing and maintaining effective internal controls over financial reporting. The independent registered public accounting firm is responsible for the audit of Ollie’s financial statements and the audit of the effectiveness of Ollie’s internal control over financial reporting.

REPORT OF THE AUDIT COMMITTEE
The duties and responsibilities of the Audit Committee is one of oversight, as set forth in its charter. A current copy of the Audit Committee Charter can be found on our website, www.ollies.us, under the “Investor Relations/Governance” section.
The Audit Committee has:
•	reviewed and discussed our audited financial statements for the year ended January 29, 2022, with management;
•
discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and

•
received from KPMG the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on these reviews and discussions and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, for filing with the SEC.
The Audit Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Audit Committee’s responsibility for the appointment and oversight of the Company’s independent registered public accounting firm and determines whether to re-engage KPMG or consider other audit firms.
Submitted by the Audit Committee:
Thomas Hendrickson, Chair
Stanley Fleishman
Stephen White

STOCKHOLDER PROPOSALS AND NOMINATIONS AT THE 2023 ANNUAL MEETING
In order to be included in the Company’s proxy materials for presentation at the 2023 annual meeting, a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices at Ollie’s Bargain Outlet Holdings, Inc., Attn: General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 by no later than the close of business on January 5, 2023, and must comply with the requirements of Rule 14a-8.
The Bylaws contain an advance notice of stockholder business and nominations requirement, which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
Accordingly, if a stockholder of the Company intends, at the Company’s 2023 annual meeting of stockholders, to nominate a person for election to the Company’s Board or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on March 18, 2023, and not earlier than the close of business on February 16, 2023.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Act of 1934, as amended, no later than April 17, 2023.
Notices should be addressed in writing to the Secretary at Ollie’s Bargain Outlet Holdings, Inc., Attn: Jay Stasz, Chief Financial Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.
OTHER BUSINESS
The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.
It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.
By Order of the Board,

JOHN SWYGERT
President and Chief Executive Officer

OLLIE'S BARGAIN OUTLET HOLDINGS, INC.
6295 ALLENTOWN BOULEVARD, SUITE 1
HARRISBURG, PA 17112
ATTN: JAMES J. COMITALE

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors of the Board to hold office until the 2023 Annual Stockholders Meeting or until his or her respective successors have been elected and qualified;

Nominees	For	Against	Abstain
1a. Alissa Ahlman	☐	☐	☐
1b. Robert Fisch	☐	☐	☐
1c. Stanley Fleishman	☐	☐	☐
1d. Thomas Hendrickson	☐	☐	☐
1e. John Swygert	☐	☐	☐
1f. Stephen White	☐	☐	☐
1g. Richard Zannino	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve a non-binding proposal regarding the compensation of the Company's named executive officers;	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual/10-K Wrap are available at www.proxyvote.com

OLLIE'S BARGAIN OUTLET HOLDINGS, INC.
Annual Meeting of Stockholders
June 16, 2022 10:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Swygert, Jay Stasz and James Comitale, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OLLIE'S BARGAIN OUTLET HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/OLLI2022 at 10:00 AM, EDT on June 16, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000570368_2 R1.0.0.24